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                                                                    Exhibit 23.2


                         Consent of Independent Auditors

The Board of Directors
Aetna Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8, of the Aetna Inc. Incentive Savings Plan of our report dated December 1, 2000, relating to the consolidated balance sheets of Aetna U.S. Healthcare Inc. and Subsidiaries ("New Aetna") as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Amendment No. 2 to Form 10 of Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.).

We also consent to incorporation by reference in the Registration Statement on Form S-8, of the Aetna Inc. Incentive Savings Plan of our report dated April 14, 2000, relating to the statements of net assets available for benefits of Aetna Services, Inc. Incentive Savings Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999, and the 1999 supplementary information, which report appears in the December 31, 1999, annual report on Form 11-K of Aetna Services, Inc. Incentive Savings Plan.

                                  /s/ KPMG LLP

Hartford, Connecticut
December 18, 2000